Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Spirit AeroSystems Holdings, Inc. of our report dated June 27, 2006 (which report expresses an unqualified opinion on the financial statements of the Wichita Division of the Boeing Commercial Airplanes Group of the Boeing Company and includes an explanatory paragraph referring to the basis of presentation), appearing in the Annual Report on Form 10-K of Spirit AeroSystems Holdings, Inc. for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP
Seattle, Washington
September 12, 2007